Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2016, (September 19, 2016 as to effects of the stock split discussed in the last paragraph of Note 1) relating to the consolidated financial statements of e.l.f. Beauty, Inc. and subsidiaries (formerly J.A. Cosmetics Holdings, Inc. and subsidiaries) (“the Company”), appearing in the Prospectus dated September 22, 2016 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-213333 on Form S-1.

/s/ Deloitte & Touche LLP

San Francisco, California

September 27, 2016